10f-3 securities

Credit Suisse Floating Rate High Income Fund

Portfolio:			Credit Suisse Floating Rate High Income Fund
Security:			Ziggo Secured Finance BV
Date Purchased:			9/16/2016
Price per Share:		$100
Shares Purchased
by the Portfolio:		2325.00
Total Principal Purchased
by the Portfolio:		$2,325,000
% of Offering Purchased by
the Portfolio:			0.12%
Broker:				Banc of America Securities LLc
Member:				Joint Lead Manager


Portfolio:			Credit Suisse Floating Rate High Income Fund
Security:			WMG Acquisition Corp
Date Purchased:			10/13/2016
Price per Share:		$100
Shares Purchased by
the Portfolio:			500.00
Total Principal Purchased
by the Portfolio:		$500,000
% of Offering Purchased by
the Portfolio:			0.20%
Broker:				Barclays Capital Inc. (NY)
Member:				Joint Lead Manager